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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                 April 14, 1999

                              ORYX TECHNOLOGY CORP.
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             (Exact name of registrant as specified in its charter)

Delaware                                1-12680                22-2115841
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(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
of incorporation)                 Identification No.)

                  1100 Auburn Street, Fremont, California 94538
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                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (510) 492-2080

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Item 5.  Other Events

     Oryx Technology Corp. (the "Company") announced today that it has received approximately $3.3 million in net proceeds from the exercise of 939,536 publicly traded warrants. In April 1994, the Company issued 1.1 million publicly traded warrants in connection with its initial public offering. At the time of issuance, each warrant entitled the holder the right to purchase one share of the Company's common stock at an exercise price $3.50 per share. However, due to anti-dilution provisions of the warrants, subsequent private placements and issuance of derivative securities, the conversion rate of the warrants increased from one (1) share of common stock for each warrant to two and one tenth (2.1) shares of common stock for each warrant at an exercise price of $3.50 per share. A total of 1,973,022 shares of common stock were issued in connection with the exercise of these warrants, representing an increase of approximately 14.8% in the total number of shares of the Company's common stock outstanding. Total shares of the Company's common stock outstanding as of April 6, 1999 was approximately 15.3 million shares.

Item 7.  Financial Statements and Exhibits

     (c) Exhibits.

         99.1       Press Release dated April 14, 1999.


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 14, 1999                  ORYX TECHNOLOGY CORP. (Registrant)


                                       By:  /s/ Mitchel Underseth
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                                           Mitchel Underseth
                                           Chief Financial Officer